J.P. Morgan Institutional European Equity Fund
Supplemental Proxy Information

     A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

     1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.

     2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.

     2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.

     2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.

     2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.

     2e. To approve the amendment of the fund's investment restriction relating to underwriting.

     2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.

     2g. To approve the amendment of the fund's investment restriction relating to commodities.

     2h. To approve the amendment of the fund's investment restriction relating to lending.

     2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.

     3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.

4. To approve a new investment advisory agreement of the fund.

5. To amend the Declaration of Trust to provide dollar-based voting rights.

     6.    To    ratify    the    selection    of    independent    accountants,
PricewaterhouseCoopers LLP.

The results of the proxy solicitation on the above matters were as follows:

Directors/Matter

                                                     Votes for                  Votes against    Abstentions

1.    Frederick S. Addy                              2,592,561,591              8,840,251        --
William G. Burns                                     2,592,561,591              8,840,251        --
Arthur C. Eschenlauer                                2,592,561,591              8,840,251        --
Matthew Healey                                       2,592,561,591              8,840,251        --
Michael P. Mallardi                                  2,592,561,591              8,840,251        --
2. Amending of Investment Restrictions:
a.  Relating to diversification of assets            613,562                    --               --
b.  Relating to concentration of assets              613,562                    --               --
c.  Relating to issuance of senior securities        613,562                    --               --
d.  Relating to borrowing                            613,562                    --               --
e.  Relating to underwriting                         613,562                    --               --
f.  Relating to investment in real estate            613,562                    --               --
g.  Relating to commodities                          613,562                    --               --
h.  Relating to lending                              613,562                    --               --
i.        Reclassification of other restrictions as
             nonfundamental                          613,562                    --               --
3.       Reclassification of investment objectives   613,562                    --               --
4.       Investment advisory agreement               615,737                    --               --
5.       Dollar-based voting rights                  2,411,567,264              7,638,329        179,591,823
6.        Independent accountants,
PricewaterhouseCoopers LLP                           2,402,592,025              19,567,729       179,242,087
